                                                                   EXHIBIT 3.A.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                   AS AMENDED

                                       OF

                              HARTMARX CORPORATION

                               ----------------

                   Adopted in accordance with the provisions of Section 242 of the General Corporation
                          Law of the State of Delaware

                               ----------------

  We, John R. Meinert, Chairman, and Carey M. Stein, Secretary, of HARTMARX CORPORATION, a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

  FIRST: That the name of the corporation is HARTMARX CORPORATION.

  SECOND: That the Certificate of Incorporation of the corporation was filed by the Secretary of State of Delaware on February 10, 1983.

  THIRD: That the Restated Certificate of incorporation, as amended, of said Corporation has been further amended by adding the following Article FOURTEENTH thereto:

    "FOURTEENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that this Article Fourteenth shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. The amendment or repeal of this Article Fourteenth shall not increase the liability of any director for any act or omission occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time."

  FOURTH: That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of all outstanding stock entitled to vote at a meeting of stockholders.

  IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under penalties of perjury this 8th day of April, 1987.


                                          /s/ John R. Meinert
                                          -------------------------------------
                                          John R. Meinert, Chairman

Attest:

/s/ Carey M. Stein
- -------------------------------------
Carey M. Stein, Secretary

COCS2